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                                                                 Exhibit (p)(iv)

ITEM 3(1)

                         TATTERSALL ADVISORY GROUP, INC.
                                 CODE OF ETHICS
                              REVISED AS OF 4/01/05

RISK ADDRESSED: TO ENSURE CLEAR COMMUNICATION TO ALL TAG EMPLOYEES ON RULES OF CONDUCT GOVERNING THEIR PERSONAL SECURITIES ACTIVITIES.

TESTING FREQUENCY: ANNUAL/CCO

PROCEDURE FREQUENCY: CONTINUOUS/CORWIN

AMENDING POLICY & PROCEDURE: CORWIN

DATED: 3/30/05

     I.   INTRODUCTION

          A.   GENERAL PRINCIPLES

               This Code of Ethics ("Code") establishes rules of conduct for "Access Persons" (as defined herein) of Tattersall Advisory Group, Inc., ("TAG") and is designed to govern the personal securities activities of Access Persons. In general, in connection with personal securities transactions, Access Persons should (1) always place the interest of the firm's clients first;
               (2) ensure that all personal securities transactions are conducted consistent with this Code and applicable securities laws and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Access Person's position of trust and responsibility; and (3) not take inappropriate advantage of their positions.

               Access Persons are prohibited from trading either personally or on behalf of others, while in possession of material, nonpublic information as specified in the firm's Insider Trading Policy. Access Persons are prohibited from disclosing material nonpublic information concerning recommendations and client data.

          B.   LEGAL REQUIREMENT

               Rule 17j-1(b) under the Investment Company Act of 1940 (the "Act") and Rule 204A-1 under the Investment Advisers Act of 1940 makes it unlawful for any employee or otherwise affiliated person of TAG:

               1. To employ any device, scheme or artifice to defraud any client of the Adviser;

               2. To make to any client of the Adviser any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;


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               3.   To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client of the Adviser; or

               4. To engage in any manipulative practice with respect to any client of Adviser.

          C.   APPLICABILITY

               For purposes of this Code, "Access Person" shall mean all employees of the firm including any directors, officer, general partner or Advisory Person of the firm.

               For purposes of this Code, "Advisory Person" shall mean any employee who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities or whose functions relate to the making of any recommendations with respect to the purchases or sales and any natural person in a control relationship to the firm who obtains information concerning recommendations with regard to the purchase or sale of securities.

     II.  RESTRICTIONS ON ACTIVITIES

          A.   BLACKOUT PERIODS

               1. No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day during which the firm has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn;

               2. No Advisory Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven (7) calendar days after the firm trades in that security unless the firm's entire position in that security has been sold prior to such transaction and the Advisory Person is also selling the security. If a securities transaction is executed by the firm within 7 calendar days after an Advisory Person executed a transaction in the same security, The Compliance Officer will review the Advisory Person's and the firms' transactions to determine whether the Advisory Person did not meet his or her fiduciary duties to the firm's clients in violation of this code.

          B.   INTERESTED TRANSACTIONS

               No Access Person shall recommend any securities transactions without having disclosed to the Managing Directors his or her interest, if any, in such securities or the issuer thereof, including without limitation:

               A. any direct or indirect beneficial ownership of any securities of such issuer;

               B. any contemplated transaction by such person in such securities;

               C.   any position with such issuer or its affiliates; and

               D. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.


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          C.   INITIAL PUBLIC OFFERINGS

               No Access Person shall acquire directly or indirectly, any beneficial ownership in any securities in an initial public offering for his or her personal account without the prior approval of the Chief Compliance Officer who has been provided by such Access Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person's activities on behalf of the firm) and has concluded after consultation with other investment Access Personnel that the firm has no foreseeable interest in purchasing such securities.

          D.   PRIVATE PLACEMENTS

               No Access Person shall acquire, directly or indirectly, any beneficial ownership of any securities in a private placement without the prior approval of the Chief Compliance Officer who has been provided by such Access Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person's activities on behalf of the firm) and has concluded after consultation with other investment Access Personnel that the firm has no foreseeable interest in purchasing such securities.

          E.   SHORT-TERM TRADING PROFITS

               1. No Access Person shall sell any shares of any open-end Evergreen Fund or any other registered investment company advised or subadvised by the firm and/or any investment adviser that controls, is controlled by or is under common control with the firm, other than a money market fund, either at a profit or a loss, prior to 90 days from date of purchase (unless the purchase or sale was pursuant to a systematic investment plan or program). Exceptions to this requirement may only be made by the Compliance Oversight Committee of Evergreen Investment Management Company, LLC, which will report any such exception to the Evergreen Funds' Board of Trustees.

               2. No Advisory Person shall sell any shares of any open-end Evergreen Fund or any other registered investment company, advised or subadvised, by the firm and/or any investment adviser that controls, is controlled by or is under common control with the firm, other than a money market fund, either at a profit or a loss, prior to six (6) months from date of purchase (unless the purchase or sale was pursuant to a systematic investment plan or program).

               3. Exceptions to this requirement may only be made by the Compliance Oversight Committee of Evergreen Investment Management Company, LLC, which will report any such exception to the Evergreen Funds' Board of Trustees.

               4. Any profit so realized, unless otherwise allowed by the Chief Compliance Officer pursuant to Paragraph 1 above or the Compliance Oversight Committee of Evergreen Investment Management Company, LLC, pursuant to Paragraph 2 or 3 above, shall be disgorged.


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          F.   GIFTS

               No Access Person shall receive any gift or other things of more than de minimis value from any person or entity that does business with or on behalf of the firm.

          G.   SERVICE AS A DIRECTOR

               No Access Person shall serve on the board of directors of any publicly traded company without prior authorization by the firm's Managing Directors based upon a determination that such board service would be consistent with the interests of the firm's advisory clients.

     III. EXEMPT TRANSACTIONS (All active and contemplated client orders must be completed prior to employee transaction.)

          A. For purposes of this Code, the term "security" shall not include the following:

               1.   securities issued by the Government of the United States;

               2.   bankers' acceptances;

               3.   bank certificates of deposit;

               4.   commercial paper;

               5. fixed-income securities, provided that (a) the security has a credit rating of at least Aa or Aaa from Moody's Investors Service, AA or AAA from Standard & Poor's Ratings Group, or an equivalent rating from another rating service, or is unrated but comparably creditworthy and (b) the security matures less than 366 days from the date of issuance; and

               6. shares of registered open-end investment companies, excluding the Evergreen Funds and any other open-end registered investment companies advised or subadvised by the firm and/or any investment adviser that controls, is controlled by or is under common control with the firm.

          B. The prohibitions described in paragraphs (A) and (E) of Article II and paragraph (A) of Article IV shall not apply to the following transactions:

               1. Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control;

               2. Purchase or sales of fixed-income securities of investment grade with an outstanding issue size of $100,000,000 or more;

               3. Purchases or sales which are non-volitional on the part of the Access Person;

               4. Purchases that are part of an automatic dividend reinvestment plan;

               5. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

               6. Purchases or sales of currencies, currency futures, interest rate futures, index futures, options on any of the foregoing;

               7. Purchases or sales of securities issued or guaranteed as to principal and interest by any government or its agencies or instrumentalities;


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               8.   Transactions in securities not approved for purchase for
                    Tattersall clients, excluding the Evergreen Funds or any other open-end registered investment companies advised or subadvised by the firm and/or any investment adviser that controls, is controlled by or is under common control with the firm.

               9. Purchases or sales of an equity security, approved for purchase for Tattersall clients, traded on the NYSE, AMEX, or the NASDAQ if the number of shares purchased or sold, when aggregated with purchases or sales of the same security within 15 days before or after such transaction, is 500 shares or fewer and all other requirements of this code have been satisfied.

               10. Subject to the advance approval by the Chief Compliance Officer, purchases or sales that have been determined not to be harmful to any client account because of the volume of trading in the securities, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Firm.

     IV.  COMPLIANCE PROCEDURES

          A.   PRECLEARANCE

               An Access Person may directly or indirectly, acquire or dispose of beneficial ownership of a security, only if (1) such purchase or sale has been approved by the Chief Compliance Officer, (2) the approved transaction is completed by the close of business on the second trading day after approval is received, and (3) the Chief Compliance Officer has not rescinded such approval prior to execution of the transaction.

          B.   REPORTING

               Each Access Person is required to direct his/her brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of all confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

               Each Access Person is required to report violations of the Code promptly to the Compliance Director and CCO.

          C.   DISCLOSURE OF PERSONAL HOLDINGS

               Upon commencement of employment and annually (which information must be current as of a date no more than 45 days before the report is submitted) thereafter, each Access Person shall be required to disclose his or her current personal securities holdings to the Compliance Director. Such information shall include as follows:

               1. The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

               2. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct benefit of the Access Person as of the date the person became an Access Person; and

               3.   The date that the report is submitted by the Access Person.


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                    Personnel becoming Access Persons will be required, no later than 10 days after becoming an Access Person, to provide the Compliance Director with a listing of all securities beneficially owned.

                    Each Access Person will be required no later than 10 days after the end of a calendar quarter to report the following information:

                    1. With respect to any transaction during the quarter in a security in which the Access Person had any direct or indirect beneficial ownership:

                         a. The date of the transaction, the title, and, as applicable, the exchange ticker or cusip number; the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved:

                         b. The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

                         c. The price of the security at which the transaction was effected;

                         d. The name of the broker, dealer or bank with or through which the transaction was effected; and

                         e. The date that the report is submitted by the Access Person.

                    2. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                         a. The name of the broker, dealer or bank with whom the Access Person established the account

                         b.   The date the account was established; and

                         c. The date that the report is submitted by the Access Person.

          D.   CERTIFICATION OF COMPLIANCE

               Each Access Person is required to certify annually that he or she has read and understood this Code and any amendments, and recognizes that he or she is subject to such Code. Further, each Access Person is required to certify quarterly that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

          E.   NOTIFICATION OF SUBIECT PERSONS

               The Chief Compliance Officer shall notify each Access Person of the firm who may be required to make reports pursuant to this Code that such person is subject to this Code and its reporting requirements and shall deliver a copy of this Code to each such person. The Compliance Director shall maintain a written acknowledgement of receipt from each Access Person.


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          F.   REVIEW BY THE MANAGEMENT

               1. The Compliance Director shall review Access Person's securities transactions and shall report all code violations promptly to the Chief Compliance Officer. At least quarterly, the Chief Compliance Officer shall report to management and to the Evergreen Fund Board any violations requiring significant remedial action during the past quarter.

               2. At least annually, the Chief Compliance Officer shall report to the Evergreen Fund Board:

                    A. all existing procedures covering Access Person's personal trading activities and any procedural changes made during the past year; and

                    B. any recommended changes to the firm's Code or procedures.

     V.   SANCTIONS

          Upon discovering that an Access Person has not complied with the requirements of this Code, the Chief Compliance Officer shall report the violation to the Managing Directors and the CCO for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Access Person, a monetary fine, suspension, or termination.

     VI.  CONFIDENTIALITY

          All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

     VII. OTHER LAWS, RULES AND STATEMENTS OF POLICY

          Nothing contained in this Code shall be interpreted as relieving any Access Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Firm.

     VIII. FURTHER INFORMATION

          If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the Chief Compliance Officer.


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     IX.  RECORDS

          This Code, a copy of each report by an Access Person, any written report hereunder by the Firm, and lists of all persons required to make reports and his or her certifications shall be preserved with the Firm's records for the period required by Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1(f) of the Investment Company Act.


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